As filed with the Securities and Exchange Commission on July 16, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Interactive Data Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-3668779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32 Crosby Drive,

Bedford, Massachusetts 01730

(Address of Principal Executive Offices, including Zip Code)

Interactive Data Corporation 2000 Long-Term Incentive Plan

(Full title of the plan)

Andrea H. Loew Executive Vice President and General Counsel 32 Crosby Drive Bedford, Massachusetts 01730 Telephone: (781) 687-8800 (Name, address and telephone number of agent for service)	Copy to: Stephen T. Giove Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-7325

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of Registration fee
Common Stock, $.01 par value	3,000,000	(1)	$26.88	(2)	$80,640,000	(2)	$2,475.65

(1)	This Registration Statement registers an aggregate of 3,000,000 shares of the Registrant’s common stock, $.01 par value (the “Common Stock”), under the Registrant’s 2000 Long-Term Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transactions in accordance with anti-dilution provisions of the Plan.
(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price as to the 3,000,000 shares of Common Stock registered with respect to future issuances under the Plan is based on the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on July 11, 2007 and is estimated solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference in this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s annual report on Form 10-K filed for the period ended December 31, 2006 (filed February 28, 2007);

(b) The Registrant’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2007 (filed May 8, 2007);

(c) The Registrant’s current reports on Form 8-K filed on March 15, 2007, April 26, 2007 and May 29, 2007; and

(d) The description of the Common Stock contained in the Prospectus filed as part of the Registrant’s Statement on Form S-3 (Registration No. 333-21557), filed with the Commission on February 11, 1997, including any amendments or reports filed for the purpose of updating any such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not required.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), the Registrant has powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act.

Article Twelfth of the Certificate of Incorporation of the Registrant provides that each person who is or was a director or officer of the Registrant will be indemnified by the Registrant to the extent allowed under the Registrant’s By-Laws (the “By-Laws”).

Article IX of the By-Laws provide, in general, that the Registrant will indemnify its directors and officers under the circumstances defined in Section 145 of the DGCL. In particular directors and officers of the Registrant will be indemnified against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of the director or officer in connection with an action, suit or proceeding, and any appeal therefrom (collectively an “Action”), in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal Action, had no reasonable cause to believe the director’s or officer’s conduct was unlawful.

In addition, Article IX of the By-Laws provides that directors and officers will be indemnified in any Action by or in the right of the Registrant if the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant; provided that no indemnification may be made if the director or officer is adjudged to be liable to the Registrant, unless, and only to the extent, that the applicable court hearing the matter decides that despite the adjudication of liability the director or officer is fairly and reasonably entitled to be indemnified.

In order for a director or officer to be indemnified, he or she must notify the Registrant in writing as soon as practicable following notice of any Action for which indemnity will or could be sought. Upon receipt of notice, the Registrant will be entitled to participate and/or to assume the defense of such Action at its own expense with legal counsel reasonably acceptable to the director or officer.

No indemnification will be provided by the Registrant under the By-Laws unless it is determined that indemnification is proper because the director or officer has met the applicable standard of conduct. Such determination will be made (1) by a majority vote of the directors who are not parties to the Action (“Disinterested Directors”), even though less than a quorum, or (2) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (3) if there are no Disinterested Directors, or if the Disinterested Directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. To the extent that a director or officer is successful on the merits or otherwise in defense of any Action or in defense of any claim, issue or matter therein, the officer or director will be indemnified against expenses without authorizations.

The By-Laws provide that the Registrant may advance the expenses incurred in defending any Action to which indemnification may be available upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant.

Under the By-Laws, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Registrant has the power to indemnify such person against such liability under the provisions of Section 145 of the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i)(1) and (a)(i)(2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any Action) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, Interactive Data Corporation, certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, the Commonwealth of Massachusetts, on this 16th day July, 2007.

INTERACTIVE DATA CORPORATION

By:	/s/ Stuart J. Clark
Stuart J. Clark
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints each of Andrea H. Loew and Andrew J. Hajducky III and each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments. This Power of Attorney has been signed on July 16, 2007 by the following persons in the respective capacities indicated below.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below July 16, 2007 by the following persons in the respective capacities indicated below.

Signature	Title

/s/ Stuart J. Clark Stuart J. Clark	President, Chief Executive Officer and Director (principal executive officer)

/s/ John C. Makinson John C. Makinson	Chairman of the Board of Directors

/s/ Andrew J. Hajducky III Andrew J. Hajducky III	Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer)

/s/ Christine Sampson Christine Sampson	Chief Accounting Officer (principal accounting officer)

/s/ Myra R. Drucker Myra R. Drucker	Director

/s/ William T. Ethridge William T. Ethridge	Director

/s/ Rona A. Fairhead Rona A. Fairhead	Director

/s/ Donald P. Greenberg Donald P. Greenberg	Director

/s/ Casper J.A. Hobbs Casper J.A. Hobbs	Director

/s/ Philip J. Hoffman Philip J. Hoffman	Director

/s/ Robert C. Lamb, Jr. Robert C. Lamb, Jr.	Director

/s/ Carl Spielvogel Carl Spielvogel	Director

EXHIBIT INDEX

Exhibit No.	Name of Exhibit
3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed November 14, 2002).

3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed on December 19, 2006).

4.1	Interactive Data Corporation 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Registrant’s 10-K filed on March 28, 2000).

5.1*	Opinion of Shearman & Sterling LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in Part II of the Registration Statement).

*	Filed herewith